Exhibit 99.1

FOR IMMEDIATE RELEASE

January 22, 2013

Media Relations Contacts:

Andrew Shane

972/453-6473

andrew.shane@supermedia.com

Investor Relations Contact:

Cliff Wilson

972/453-6188

cliff.wilson@supermedia.com

SuperMedia Announces Passing of Board of Directors Member, David E. Hawthorne

DALLAS — It is with sadness that SuperMedia (NASDAQ: SPMD) Chairman of the Board Doug Wheat announced the passing of David E. Hawthorne, a member of the company’s Board of Directors since 2009, on Friday, January 18, at the age of 62.

“David was a colleague and friend to many of us,” Wheat said. “He was a valued member of the Board of Directors, and we will miss his spirit and insights.”

Hawthorne served on several committees of the SuperMedia board, including the Compensation Committee and Audit Committee. He had led Hawthorne Management LLC since 2005, a firm that develops, owns, and operates commercial real estate in central Florida. He previously served as a consultant to Friedman’s Inc., assisting the jewelry retailer in investigating operating and financial issues. From 2001 to 2003, Hawthorne was the President and Chief Executive Officer of Lodgian, Inc., an independent hotel owner and operator.

Hawthorne was a consultant for FTI Consulting, Inc. from 2000 to 2001, during which time he served as Executive Vice President and Chief Restructuring Officer of Tower Records, Inc. Hawthorne also served as the acting Chief Executive Officer of Premier Cruise Lines, the Executive Vice President and Chief Financial Officer of Alliance Entertainment Corporation, and the Chairman and Chief Executive Officer of Servico Hotels and Resorts, Inc.

###

About SuperMedia

SuperMedia Inc. (NASDAQ: SPMD) and its marketing consultants in local communities help small-and medium-sized businesses grow using marketing solutions across print, online, mobile and social media. SuperMedia solutions include: the award-winning Superpages shopping guide mobile site and apps, SocialEze® social marketing solution and SuperGuarantee® program; search engine marketing, directories published for Verizon®, FairPoint® and Frontier®, Superpages.com®, website, video, search engine optimization and reputation monitoring; print and digital display advertising, direct mail solutions and EveryCarListed.com® to shop for new and used vehicles.   For more information, visit www.supermedia.com.

SPMD-G